Exhibit 10.1
EXECUTION COPY
January 13, 2009
Carol Bartz
701 First Avenue
Sunnyvale, CA 94089
Dear Carol:
On behalf of Yahoo! Inc. (the “Company”), I am pleased to offer you the position of Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”), with the authority and duties set forth in the Company’s By-laws. You will be appointed to the Board upon your commencement of employment and, subject to legal limitations, the Board will nominate you for reelection to the Board on an ongoing basis during the Term (as defined below) when your then term as a director expires. For purposes of this letter agreement (this “Agreement”), your first day of work at the Company, which shall be January 13, 2009, will be considered your “Employment Start Date”. Your employment with the Company will be subject to the terms of this Agreement for the period ending December 31, 2012 (the period commencing on your Employment Start Date and ending December 31, 2012, the “Term”) unless extended by the mutual written agreement of the Company and you or terminated earlier as provided herein. Notwithstanding the foregoing, certain provisions of this Agreement, as provided herein or implied by their terms (including but not limited to the Proprietary Agreement (as defined below)), will survive any termination of the Term or your employment. Certain terms used herein are defined in Appendix A hereto.
1. Compensation. Your starting annual base salary will be at the rate of one million dollars ($1,000,000) per annum, less applicable taxes and withholdings, paid in accordance with the Company’s normal payroll practices and subject to annual review for increase (“Base Salary”). You will also be eligible to receive an annual target bonus of two hundred percent (200%) of your annual Base Salary (“Target Bonus”) to be determined by the Compensation Committee of the Board (the “Compensation Committee”) in its discretion based on your performance and the Company’s performance for the relevant year. The bonus program will have a maximum bonus of two (2) times the annual Target Bonus. To the extent that the Company adopts a bonus program subject to Code Section 162(m), your bonus will be part of that program. Any bonus payment will be subject to applicable taxes and withholdings. To qualify for the bonus, you must remain continuously employed with the Company through the date that any bonus is approved by the Compensation Committee, subject to the provisions of this Agreement and the program. Bonuses, except as otherwise provided in any bonus or other plan adopted by the Compensation Committee, will be paid in the calendar year next following the fiscal year for which it is earned.
2. Inducement Stock Option Grant. As a part of the Company team, we strongly believe that ownership of the Company by our employees is an important factor to our success. Therefore, as part of your compensation, the Compensation Committee will grant you at its next scheduled meeting at which equity grants are to be made (currently scheduled for January 30, 2009) (the “Grant Meeting”) an option to purchase five million (5,000,000) shares of the Company’s common stock (the “Inducement Option”). The per share exercise price for the

Inducement Option will be the fair market value of a share of the Company’s common stock on the date of grant as determined by the Compensation Committee. The Inducement Option will be issued under, and be subject to, the terms and conditions of the Company’s 1995 Stock Plan, as amended (the “Plan”), and, to the extent not inconsistent herewith, the applicable notice of stock option grant and stock option agreement (including the price and share number adjustments therein). Vesting of the Inducement Option is contingent on your continued employment with the Company through each vesting date. The Inducement Option shall be exercisable for seven (7) years from the date of grant, subject to earlier termination as provided herein, in the Plan and the applicable notice of stock option grant and stock option agreement.
     Except as otherwise provided herein, the shares subject to the Inducement Option will vest based on the attainment of average closing prices for the Company’s common stock as reported on the NASDAQ Global Select Market, or, if the Company’s common stock is no longer traded on the NASDAQ Global Select Market, the principal market on which the Company’s common stock is traded (the “Market”) for twenty (20) consecutive trading days after the Grant Meeting and prior to January 1, 2013 (or, if a Change in Control occurs prior to January 1, 2013, the price of the Company’s common stock on the Market immediately preceding the closing of the Change in Control (the “Change In Control Price”), even if such price is not maintained for twenty (20) consecutive trading days) (in either case, the “Average Price”) as follows: (i) one third (1/3) (equal to 1,666,667 shares) if the Average Price is equal to or greater than one hundred and fifty percent (150%) of the exercise price; (ii) an additional one sixth (1/6) (equal to 833,333 shares) if the Average Price is equal to or greater than one hundred and seventy-five percent (175%) of the exercise price; (iii) an additional one sixth (1/6) (equal to 833,334 shares) if the Average Price is equal to or greater than two hundred percent (200%) of the exercise price; (iv) an additional one twelfth (1/12) (equal to 416,666 shares) if the Average Price is equal to or greater than two hundred and twenty-five percent (225%) of the exercise price; (v) an additional one twelfth (1/12) (equal to 416,666 shares) if the Average Price is equal to or greater than two hundred and fifty percent (250%) of the exercise price; and (vi) an additional one sixth (1/6) (equal to 833,334 shares) if the Average Price is equal to or greater than three hundred percent (300%) of the exercise price (each such target price level shall be referred to as a “Vesting Level”). Furthermore, if: (i) an Open In Contemplation Event exists on December 31, 2012 as a result of a CIC Agreement entered into while you were employed by the Company; (ii) the related Change in Control contemplated by the CIC Agreement closes on or after January 1, 2013; and (iii) you are employed by the Company on the date of such closing or you were terminated by the Company without Cause or for Disability, you terminate for Good Reason or your employment is terminated as a result of your death between the signing of the CIC Agreement and closing of such related Change in Control, a special measurement of the Average Price shall be made based on the price of the Company’s common stock on the Market immediately preceding the closing of the Change in Control contemplated by the CIC Agreement, and, if an additional Vesting Level is attained, an additional portion of the Inducement Option shall vest at such time. If your employment terminates for any reason other than as specified above before the closing of the related Change in Control, or, if the obligation to close the Change in Control under the CIC Agreement terminates, the special measurement will not apply. Furthermore, the special measurement will be the only vesting measurement of the Inducement Option on or after January 1, 2013. Each Vesting Level will be equitably adjusted by the Compensation Committee at the same time as adjustments are made in accordance with Section 16 of the Plan with regard to “Adjustments Upon Change in Capitalization, Corporate Transactions” in a manner similar to and subject to the same requirements as the exercise price under Section 16 of the Plan. Vesting shall occur only one time at each applicable Vesting Level.
     The stock option grant agreement and notice of stock option grant will be substantially in the forms currently used under the Plan and filed with the Securities and Exchange Commission, as modified for the provisions hereof. Shares received upon the exercise of the Inducement Option must be held until January 1, 2013, except in the event of your earlier death or at or after a Change in Control.
3. Make-Up Grant. As a result of the forfeiture of equity grants and post-employment medical coverage at your current employer, the Compensation Committee will grant you at the Grant Meeting makeup equity (the “Make-Up Equity Grant”) and cash (“Make-Up Cash”) with an aggregate grant date value equal to ten million dollars ($10 million), payable twenty-five percent (25%) in cash and seventy-five percent (75%) in restricted stock measured based on the closing price of the Company’s common stock as of the grant date. The Make-Up Equity Grant will vest, and the Make-Up Cash will vest and be settled, in equal and proportionate quarterly installments during 2009 (with the final vesting on December 26, 2009) with payment of the cash within three (3) days of vesting.
     The Make-Up Equity Grant and Make-Up Cash shall be subject to clawback (based on the closing price of the Company’s common stock at the time of vesting with respect to the Make-Up Equity Grant) if you are terminated by the Company for Cause or you terminate without Good Reason as follows: (i) one hundred percent (100%) if such termination occurs during 2009; (ii) seventy-five percent (75%) if such termination occurs during 2010; (iii) fifty percent (50%) if such termination occurs during 2011; and (iv) twenty-five percent (25%) if such termination occurs during 2012. Notwithstanding the foregoing, the clawback will only apply to the net after tax amount received by you (based on the full amount received by you, reduced by the shares and cash utilized to cover withholding or otherwise used by you to pay federal, state and local income tax obligations), except that in the first year of employment it shall include all amounts. In all other cases, there shall be no clawback.
     The Make-Up Equity Grant restricted stock will be entitled to any dividends paid, provided that any cash dividends and any dividends of property payable with regard to unvested restricted stock shall remain forfeitable on the same basis as the restricted stock, and cash dividends will be paid out immediately following vesting. The Make-Up Equity Grant will be adjusted by the Compensation Committee at the same time as adjustments are made in accordance with Section 16 of the Plan with regard to “Adjustments Upon Change in Capitalization, Corporate Transactions” in a manner similar to and subject to the same requirements under Section 16 of the Plan. The Make-Up Equity Grant will be substantially in the form currently used by the Company and filed with the Securities and Exchange Commission for restricted stock grants, as modified for the provisions hereof.
4. Annual Grants. You shall be granted annual equity grants, with due regard for your position, at such time as grants are generally made to other senior executives of the Company, the amount and term of such grants being in the sole discretion of the Compensation Committee.

It is currently contemplated that the 2009 grants will be made in February 2009 and the Company will recommend a grant to you at that time of a grant date value of approximately eight million dollars ($8 million) based on the methodology utilized by the Company to value grants. Such annual grants shall be subject to the same terms and conditions as the standard awards generally granted to other senior executives, except as otherwise provided herein, and made when awards are generally made to other senior executives.
5. Benefits.
     (a) Benefits. You will be eligible to participate in the benefit package available to senior Company executives upon satisfying eligibility conditions, including health insurance benefits (medical, dental and vision), life insurance, short term and long term disability, the Employee Stock Purchase Plan, 401(k) Plan, and Flexible Spending Plan (Healthcare Reimbursement Account and/or Dependent Care Reimbursement Account). Please refer to benefit plan documents for eligibility. Of course, the Company may change its benefits at any time. You will also be entitled to Post-Employment Health Coverage.
     The Company will reimburse you for reasonable business expenses incurred in connection with your employment, upon presentation of appropriate documentation, in accordance with the Company’s expense reimbursement policies and you will be eligible to participate in the travel policy established by the Company generally for its senior management. The Company will also pay your legal, financial and other advisory fees incurred in connection with negotiating this Agreement up to a maximum of one hundred and fifty thousand dollars ($150,000) (based on your attorneys’ and advisors’ normal time charges).
     (b) Paid Time Off.  You will be entitled to four (4) weeks of vacation per year in accordance with the Company’s vacation policy, including as to usage, carryover and payment for unused vacation. In addition, the Company currently provides eligible employees with ten (10) paid holidays and two (2) personal floating holidays each year.
6. Termination of Employment. If your employment under this Agreement terminates, the provisions below will apply.
     The Company may terminate your employment with or without Cause or for Disability. You may terminate your employment with or without Good Reason. Your employment will terminate upon your death, and your employment under the terms of this Agreement will terminate on December 31, 2012 (“Expiration”), unless you and the Company agree otherwise in writing or a Limited Automatic Extension occurs (in which case your employment under the terms of this Agreement will automatically terminate on the Extended Expiration Date, unless you and the Company agree otherwise in writing). Any continuation of employment after Expiration shall not be subject to the terms of this Agreement other than the provisions for Post-Employment Health Coverage, Section 6 (as specifically provided herein) and Sections 8 through 16 hereof, except to the extent otherwise agreed in writing. You shall, on a termination of employment, have the right to receive the termination benefits set forth below and continuation of your rights to indemnification and director’s and officer’s liability insurance with regard to your prior service with the Company, but no other rights to receive any amounts from the Company or its affiliates. Termination of employment at or after Expiration shall not be treated as a termination without Cause or a termination for Good Reason, except to the extent specifically provided in this Section 6. Any equity grants made after Expiration shall not be subject to the provisions of this Agreement, provided that equity grants made prior to Expiration shall continue to be subject to the terms hereof.
     Receipt on termination of employment (whether before or after Expiration) of any amounts, benefits or additional vesting or extended exercise periods (other than under equity awards granted after Expiration) beyond the Accrued Amounts and amounts, benefits, additional vesting or extended exercise periods which otherwise would be received on a termination by you without Good Reason (the “Standard Benefits”) shall require you to execute and deliver to the Company (with the period to revoke expiring without your revocation) within sixty (60) days of such termination a release in the form annexed hereto as Exhibit A (with such changes therein as reasonably requested by the Company to protect the enforceability of the release and the intent thereof) (the “Release”) and compliance with the last sentence of this paragraph. No amounts other than the Accrued Amounts and the Standard Benefits shall be paid prior to the effectiveness of the Release and no amounts that are “nonqualified deferred compensation” within the meaning of Section 409A shall be paid prior to the sixtieth (60th) day following termination of employment, except as provided below. To the extent due on or prior to such sixtieth (60th) day, such amounts shall be paid on the sixtieth (60th) day, provided that the Make-Up Cash shall be paid, to the extent not previously vested and paid, on the first business day after the effectiveness of the Release. Upon any termination of employment, you shall promptly resign from the Board and all officerships, directorships or fiduciary positions with the Company and its affiliates.
     Notwithstanding anything else herein, the timing of distributions of any “nonqualified deferred compensation” (within the meaning of Section 409A) that is part of the annual grants shall be set by the Compensation Committee at the time of the annual grants as part of the grant, and the provisions herein with regard to having the benefit of more favorable provisions of similar standard grants generally made to other senior executives or under the Change of Control Severance Plan or similar plan generally for senior executives shall not apply to equity awards that constitute “nonqualified deferred compensation” (within the meaning of Section 409A) to the extent necessary to avoid adverse taxation under Section 409A.
     You shall receive the following amounts on a termination of employment prior to Expiration or, if applicable, at or prior to the Extended Expiration Date:
     (a) Death, Disability, Termination Without Cause or Good Reason Termination.
          (i) Accrued Amounts.
          (ii) Pro Rata Bonus.
          (iii) The Make-Up Equity Grant and Make-Up Cash shall fully vest and cease to be subject to clawback and the Make-Up Cash shall be paid, to the extent not previously vested and paid on the first business day after the effectiveness of a Release.

          (iv) Pro Rata Treatment of the Inducement Option.
          (v) Any equity grants made during the Term (other than the Make-Up Equity Grant and the Inducement Option) will be treated in accordance with their terms and as follows: (A) any vested options shall be exercisable during the applicable Exercise Period; and (B) any grants with time-based vesting criteria shall vest as provided in the applicable grant but at a minimum, pro rata (based on the relative number of months you were employed by the Company during the vesting measurement period to the number of months in the vesting measurement period) with any applicable performance-based vesting criteria for any open periods being established in the equity grant by the Compensation Committee as either remaining open until actual results are determined or paid at target, provided that with regard to the 2009 annual grant you shall be treated as having an additional twelve (12) months of employment in calculating the pro rata amount. Other than with regard to the Inducement Option and the Make-Up Equity Grant, if the standard grants generally made to other senior executives issued at the same time and of the same type as grants made to you during the Term contain terms that are more favorable to you, you will also have the benefit of any such more favorable terms for the related grant. If an award generally requires employment through a period to be received, the vesting measurement period shall be that employment period even if all or a portion of the award is measured over a shorter performance period.
          (vi) Post-Employment Health Coverage.
     (b) Additional Severance on Termination Without Cause or Good Reason Termination.
          (i) If your employment is terminated by the Company without Cause or by you for Good Reason during the Term and (ii) and (iii) below do not apply, then in addition to the payment, benefits and treatment under Section 6(a) above, you shall receive an amount equal to your Base Salary and your Target Bonus, which amounts shall be paid in a lump sum on the sixtieth (60th) day after termination of employment.
          (ii) If your employment is terminated by the Company without Cause or by you for Good Reason upon or within two (2) years after a Change in Control that occurs during the Term (whether such termination occurs before or after Expiration) and (iii) below does not apply, then in addition to the payment, benefits and treatment under Section 6(a) above, you shall receive: (A) an amount equal to two (2) times the sum of your then Base Salary and Target Bonus, which shall be paid in a lump sum on the sixtieth (60th) day following termination; and (B) in lieu of Section 6(a)(v) above with regard to vesting treatment of the 2009 grants, full vesting of the 2009 annual grants with, for any 2009 annual grant with performance vesting, performance vesting based on actual performance vesting for any closed periods and target levels for any open periods.
          (iii) If after the execution of a CIC Agreement and prior to the earlier of termination of the obligations to close under such CIC Agreement or the two (2) year period after consummation of the related Change in Control contemplated by the CIC Agreement, your employment is terminated by the Company without Cause or by you for Good Reason, whether during the Term or thereafter, you shall receive: (A) if the Change in Control has occurred prior to termination, the payment, benefits and treatment under Sections 6(a) and 6(b)(ii) above; and (B) if the Change in Control has not occurred prior to termination, the payment, benefits and treatment under Sections 6(a) and 6(b)(i) above upon termination of employment, and, if the related Change in Control contemplated by the CIC Agreement is consummated prior to termination of the obligations to close under the related CIC Agreement, you shall, in addition, receive the payment, benefits and treatment pursuant to Section 6(b)(ii) above, less the payment, benefits and treatment, as the case may be, under Section 6(b)(i) upon such Change in Control.
          (iv) Other than with regard to the Inducement Option and the Make-Up Equity Grant, if the standard grants generally made to other senior executives issued at the same time and of the same type as grants made to you during the Term contain terms that are more favorable to you, you will also have the benefit of any such more favorable terms for the related grant.
          (v) The right to exercise any vested options granted during the Term, including the Inducement Option, during the applicable Exercise Period.
     (c) Termination for Cause or Without Good Reason.
          (i) Accrued Amounts.
          (ii) Post-Employment Health Coverage.
     (d) Termination of Employment At or After Expiration Other Than By the Company for Cause.
          (i) Accrued Amounts.
          (ii) For any equity grants made during the Term (other than the Inducement Option and the Make-Up Equity Grant), vesting as provided in the applicable grant but at a minimum, pro rata vesting (based on the relative number of months you were employed by the Company during the vesting measurement period to the number of months in the vesting measurement period) of all equity awards, with any applicable performance-based vesting criteria for any open periods being established in the equity grant by the Compensation Committee as either remaining open until actual results are determined or paid at target, provided that with regard to the 2009 annual grant, you shall be treated as having an additional twelve (12) months of employment in calculating the pro rata amount. Other than with regard to the Inducement Option and the Make-Up Equity Grant, if the standard grants generally made to other senior executives issued at the same time and of the same type as grants made to you during the Term contain terms that are more favorable to you, you will also have the benefit of any such more favorable terms for the related grant. If an award generally requires employment through a period to be received, the vesting measurement period shall be that employment period even if all or a portion of the award is measured over a shorter performance period,
          (iii) The right to exercise any vested options granted during the Term, including the Inducement Option, during the applicable Exercise Period.

          (iv) Post-Employment Health Coverage.
          (v) If Section 6(b)(ii) or (iii) applies, you shall receive any amounts due thereunder.
     (e) Change in Control.
          (i) If a Change in Control occurs during the Term or thereafter and the Company’s outstanding equity awards granted during the Term are continued, assumed or substituted, such grants shall be treated as provided in the applicable grant, but at a minimum, (A) performance targets that have not expired will continue (subject to adjustment of exercise prices and share numbers in accordance with the applicable plan and grant adjustment provisions consistent with Sections 2 and 3 hereof); and (B) equity awards granted during the Term (other than the Inducement Option and the Make-Up Equity Grant), will be treated in the same manner as other grants under the applicable plan generally made to other senior executives issued at the same time and in the same form, including, in such case, any better treatment under the Company’s Change in Control Employee Severance Plan or similar plan (to the extent such a plan exists and applies) applicable at the time of the Change in Control with regard to such grants, provided that for clarity, in no event shall the vesting of the Inducement Option be accelerated even if other grants are so treated or so covered under the Change in Control Employee Severance Plan or similar plan, and provided further that such treatment shall not provide for any treatment that would prevent the equity provisions set forth in Section 6(b)(ii)(B) above from applying if your employment was immediately terminated thereafter by the Company without Cause or by you for Good Reason.
          (ii) If a Change in Control occurs during the Term or thereafter and (i) above is not applicable, then (A) the Inducement Option will vest or be forfeited, as the case may be, at the time of the Change in Control, to the extent not previously or thereupon vested, based on whether the Change In Control Price is at or in excess of the applicable Vesting Level; (B) the Make-Up Equity Grant and Make-Up Cash shall fully vest and cease to be subject to clawback and the Make-Up Cash shall be paid, to the extent not previously vested and paid, on the first business day after the effectiveness of a Release; and (C) equity awards granted during the Term (other than the Inducement Option and the Make-Up Equity Grant) will be treated in the same manner as other grants under the applicable plan generally made to other senior executives issued at the same time and in the same form, including in such case, any better treatment under the Company’s Change in Control Employee Severance Plan or similar plan (to the extent such a plan exists and applies) applicable at the time of the Change in Control with regard to such grants, provided that 2009 annual grants shall fully vest (based on actual performance vesting for closed periods and at target for open periods).
7. Parachute Payments. In the event that the payments and benefits provided to you herein or otherwise by the Company constitute “parachute payments” within the meaning of Code Section 280G and would, but for this provision, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your payments and benefits shall be either (i) delivered in full or (ii) delivered as to such lesser extent, as you may elect, as would result in no portion of such amounts being subject to the Excise Tax, whichever of the foregoing results in the receipt by you on an after-tax basis of the greatest amount, notwithstanding that all of some of the amounts may be taxable under Section 4999 of the Code. If a reduction is to occur pursuant to the prior sentence, unless an alternative election is permitted by, and does not result in taxation under, Section 409A and timely elected by you, the payments and benefits shall be cutback in the following order: any cash severance you are entitled to (starting with the last payment due), then other cash amounts that are parachute payments (starting with the last payment due), then any stock options that have exercise prices higher than the then fair market value price of the stock (based on the latest vesting tranches), then restricted stock and restricted stock units based on the last ones scheduled to be distributed and then other stock options based on the latest vesting tranches.
8. Proprietary Agreement. As an employee of the Company, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of the Company and its clients. To protect the interests of both the Company and its clients, all employees are required to read and sign an Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) prior to beginning employment. A copy of this agreement is attached hereto as Exhibit B and is deemed to be part of this Agreement. An additional copy of the Proprietary Agreement is also enclosed with this Agreement. Upon signing this Agreement, you shall be deemed to sign such Proprietary Agreement. For our records, please also sign the copy attached hereto and return it along with your signed copy of this Agreement.
9. Proprietary Information Obligations Checklist. Similarly, you may have confidential or proprietary information from a prior employer that should not be used or disclosed to anyone at the Company. Therefore, the Company requests that you read, complete, and bring with you on your first day of employment, the enclosed Proprietary Information Obligations Checklist to this effect. In addition, the Company requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. You represent to the Company that you are not subject to any agreement or other limitation that you would be in violation of by executing this Agreement, commencing work with the Company or performing your duties with the Company (recognizing that you are subject to confidentiality obligations with regard to your prior employer and the various boards you serve on).
10. Obligations.
     (a) During your employment, you shall devote your full business efforts and time to the Company. The Company and you recognize that you are currently on several boards of directors of publicly traded companies and you agree that you shall reduce the number of boards of publicly traded companies on which you serve to one (1) board other than the Company, as soon as feasible in your good faith judgment and with recognition of your fiduciary duties to the Company and such companies. You shall not be precluded from engaging in appropriate civic, charitable or religious activities, from serving on the board of directors of other companies that are not competitors to the Company and that are approved by the Board, subject to Section 11 below, or from managing your and your family’s personal passive investments, as long as, in each case, the activities do not materially interfere or conflict with your responsibilities to, or your ability to perform your duties of employment by, the Company. Any outside activities must be in compliance with the Company’s Code of Ethics, including approval procedures.

     (b) In the event of a restatement of financial results, the Compensation Committee will review all incentive awards for performance periods during the restated period (whether in cash or equity), and all equity grants vesting or paid based on achievement of performance goals or stock price related in whole or part to the restated financial period. If any such award would have been lower had the level of achievement of applicable financial goals been calculated based on such restated financial results or a grant not have vested or not been paid in the sole discretion of the Compensation Committee, the Compensation Committee may, if it determines appropriate in its sole discretion, to the extent permitted by applicable law, require the reimbursement by you of the incremental portion of the bonus in excess of that which would have been paid to you based on the restated financial results, unvest equity grants and require repayment of profits on equity that was vested or paid on such results and realized upon by you. You shall promptly comply with any such request of the Compensation Committee. This provision is in addition to, and not in lieu of, any requirements under the Sarbanes-Oxley Act or any plan or grant and shall apply notwithstanding anything to the contrary in the Plan, any applicable award agreement or any other provision of this Agreement.
11. Noncompetition During Employment. You agree that, during your employment with the Company you will not engage in, or have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of the Company, including, without limitation, any then-current activities relating to providing Internet navigational products or services and any then-current activities providing search, advertising services, e-mail, chat, e-commerce, instant messaging, content (e.g., music, video), ISP (e.g., connectivity, bandwidth or storage) or other Internet-based delivery or functionality. Notwithstanding the preceding sentence: (i) you may own not more than 1% of the securities of any company whose securities are publicly traded; and (ii) you shall not be prohibited from serving on the Board of Directors of Cisco Systems, Inc., subject to the above limits regarding the number of public board memberships, except in the event that Cisco Systems, Inc. is a direct competitor of the Company or otherwise a material fiduciary issue involving a fiduciary duty occurs; the parties acknowledging and agreeing that as of the date hereof, Cisco Systems, Inc. is not a direct competitor of the Company.
12. Cooperation. During the Term and thereafter, whether or not then employed by the Company, you agree to reasonably cooperate with and make yourself available on a continuing basis to the Company and its representatives and legal advisors in connection with any matters in which you are or were involved or any existing or future claims, investigations, administrative proceedings, lawsuits and other legal and business matters, as reasonably requested by the Company. You also agree that within five (5) business days of receipt (or more promptly if reasonably required by the circumstances) you shall send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by you in connection with any legal proceedings involving or relating to the Company, unless you are expressly prohibited by law from so doing. You agree that you will not voluntarily cooperate with any third party in any actual or threatened claim, charge, or cause of action of any nature whatsoever against the Company and/or any of the Company’s subsidiaries and/or affiliates. You understand that nothing in this Agreement prevents you from cooperating with any government investigation.

13. Employment At-Will. Please understand that this Agreement does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or the Company, with or without Cause and with or without advance notice, provided that you shall give the Company at least thirty (30) days’ written notice of any voluntary resignation. The at-will nature of the employment relationship may not be modified or amended except by written agreement by the Board Chairman and you.
14. Code of Conduct and The Company Policies. The Company is committed to creating a positive work environment and conducting business ethically. As an employee of the Company, you will be expected to abide by the Company’s policies and procedures including, but not limited to, the Company’s Guide2Working@Yahoo! and the Company’s Code of Ethics. The Company requests that you review, sign and bring with you on your Employment Start Date, the enclosed Code of Ethics@Yahoo! and At Will Employment, Guide2Working@Yahoo! and Privacy Policy Acknowledgment Forms. For purposes of the Inducement Grant, the Make-Up Equity Grant and the annual grants made during the Term, the term “stock dividend” under Section 16 of the Plan shall include dividends or other distributions of the stock of the subsidiaries of the Company.
15. Indemnification. The Company and you shall enter into the Company’s standard form of indemnification agreement for executive officers. You shall be provided with director’s and officer’s liability insurance coverage to the same extent as other executive officers and as provided in such policies for executive officers serving as directors. Such coverage shall continue after your service with the Company ceases while you have continuing liability with regard to your actions or inactions on behalf of the Company on the same basis as coverage for other former officers and directors.
16. Non-Disparagement. You agree, other than with regard to employees in the good faith performance of your duties with the Company while employed by the Company, both during and for five (5) years after your employment with the Company terminates, not to knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be harmful to it or them or its or their business, business reputation or personal reputation. The Company will direct its Chairman, the Chief Yahoos and the named executive officers of the Company, other than in the good faith performance of their duties to the Company or in connection with their fiduciary duties to the Company and applicable law, both during and for five (5) years after your employment with the Company terminates, not to knowingly disparage you in any manner likely to be harmful to you or your business reputation or personal reputation. The foregoing shall not be violated by statements which are truthful, complete and made in good faith in response to any question, inquiry or request for information required by legal process or governmental inquiry.
17. Entire Agreement; Notice.
     (a) This Agreement, including the exhibits hereto, constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning those subject matters. It may not be terminated or modified orally but only by a writing executed by you and an authorized representative of the Board. This Agreement shall be interpreted under, and governed by, the laws of California without regard to its conflict of law provisions.
     (b) Notices shall be delivered in writing either personally or by overnight delivery service and shall be deemed given on the date delivered if delivered personally or the day after the day sent if sent by overnight delivery service. Notices shall be delivered as follows (or such other address as the party shall notify the other by notice sent as aforesaid): (a) if to the Company, at the Company’s executive offices (attn: Chairman) with a copy to the General Counsel; and (b) if to you, at the last home address on file with the Company (with a copy to Gordon Davidson, Esq., Fenwick & West LLP, 801 California Street, Mountain View, California 94041).
18. General 409A Compliance; Income Tax Withholding.
     (a) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If you notify the Company (with specificity as to the reason therefor) that you believe that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with you, to the extent legally permitted and to the extent it is possible to timely reform the provision to avoid taxation under Section 409A, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A. The Company shall have no liability to you with regard to any additional tax, penalties or interest you are required to pay pursuant to Section 409A.
     (b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits which is nonqualified deferred compensation under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of you, and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
     (c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred. Tax gross-up payments, if any, shall be made in any event no later than the end of the calendar year immediately following the calendar year in which you remit the related taxes, and reimbursement of expenses, if any, incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.
     (d) For purposes of Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
     (e) All payments hereunder shall be subject to applicable federal, state and local income tax withholding; provided that all equity grants shall provide for net share withholding at this minimum applicable statutory withholding rates upon exercise or settlement, as the case may be, unless otherwise agreed in writing by the parties.
19. Eligibility to Work in the United States. In order for the Company to comply with United States law, we ask that on your Employment Start Date you bring to the Company appropriate documentation to verify your authorization to work in the United States. The Company may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.
20. Accepting this Offer. This offer is contingent on you starting employment at the Company on or before the Employment Start Date specified above. To accept this offer, please sign this letter in the space provided below and return it, the signed Proprietary Agreement, and the signed Proprietary Information Obligations Checklist to the Executive Vice President, General Counsel and Secretary of the Company.
[Remainder of Page Left Intentionally Blank]

We look forward to your joining us and hope that you find your employment with the Company enjoyable and professionally rewarding.
Very truly yours,

/s/ Roy Bostock
Roy Bostock
Chairman of the Board
I accept this offer of employment with the Company and agree to the terms and conditions outlined in this Agreement.

/s/ Carol Bartz Signature	January 13, 2009 Date
Enclosures:
Employee Confidentiality And Assignment Of Inventions Agreement
Proprietary Information Obligations Checklist
Code of Ethics Acknowledgement
At-Will Employment, Guide2Working@Yahoo! and Privacy Policy Acknowledgment Form

APPENDIX A
DEFINITIONS
(1) “Accrued Amounts” shall mean: (i) any accrued but unpaid Base Salary through date of termination paid in accordance with normal payroll practices, unreimbursed business expenses incurred prior to the date of termination paid in accordance with Company policies and accrued but unused vacation time through the date of termination due in accordance with Company plan and policies paid within sixty (60) days following termination, unless earlier as required by law, (ii) other than a termination for Cause during the Term or resignation without Good Reason (except if otherwise provided in a Company plan), any unpaid Prior Year Bonus, and (iii) any other amounts and benefits you are entitled to receive under any employee benefit plan and programs paid in accordance with the terms and provisions of such plans and programs (the “Accrued Amounts”).
(2) “Cause” shall mean (i) repeated failure to attempt in good faith to perform your material duties and responsibilities after written notice of such failure; (ii) willful misconduct of a material nature (without regard to the size of the Company) with respect to the Company or in the performance of your duties; (iii) willful and material violation of the Company’s written policies regarding harassment or discrimination, or of any other material provision of the Company’s Code of Ethics or other similar policy; (iv) a willful and material breach of any restrictive covenant provision contained in any agreement between the Company and you; (v) indictment, conviction or plea of nolo contendere or guilty to a felony or crime of serious moral turpitude; or (vi) willful misconduct having or likely to have, in the good faith opinion of the Board, a material adverse impact on the Company, either economically or by reputation.
(3) “Change in Control” shall be deemed to have occurred if:
(a)	any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) together with its affiliates, but excluding (i) the Company or any of its subsidiaries, (ii) any employee benefit plans of the Company or (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (individually a “Person” and collectively, “Persons”), is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities;

(b)	the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(c)	consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, provided, however, that a sale of the Company’s search business shall not constitute a Change in Control.
(4) “CIC Agreement” shall mean an agreement that would result in a Change in Control if such agreement were consummated.
(5) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(6) “Disability” shall mean the inability of you to have performed your material duties to the Company due to a physical or mental injury, infirmity or incapacity for either a continuous period of ninety (90) days or one hundred eighty (180) days (including weekends and holidays) in any 365-day period. Notwithstanding the foregoing, in the event that as a result of earlier absence because of mental or physical incapacity you incur a “separation from service” within the meaning of such term under Section 409A, you shall on such date automatically be terminated from employment as a Disability termination.
(7) “Exercise Period” shall mean one (1) year after termination of employment or, with respect to any option vesting within ninety (90) days prior to the end of such one (1) year period, ninety (90) days from the applicable vesting date, but in no event beyond the end of the regular term of an award or termination of the grant’s exercisability as a result of an event other than termination of employment.
(8) “Extended Expiration Date” shall mean if a Limited Automatic Extension existed on Expiration, the earliest of (i) termination of your employment with the Company; (ii) if a Change in Control occurs prior to Expiration, two (2) years after the date thereof; or (iii) if an Open In Contemplation Event exists on Expiration, the earlier of the two (2) year period after the related Change in Control or termination of the obligations to close under the CIC Agreement creating the Open In Contemplation Event.
(9) “Good Reason” shall mean: (i) any material breach by the Company of the Agreement or the exhibits hereto; (ii) any material reduction of your authority, duties or responsibilities, provided that not being elected to the Board by the shareholders shall not be a Good Reason event so long as the Board nominates you for the Board if such nomination is permitted by applicable law; (iii) a material reduction by the Company in your Base Salary or Target Bonus target percentage; (iv) the relocation of the principal executive offices of the Company to a location more than fifty (50) miles from its location immediately prior to such relocation and such relocation increases the distance from your residence at the time of relocation to the executive office by a material amount; (v) a change of your position to something other than Chief Executive Officer of the Company (or its ultimate parent operating company in the event of a Change in Control); or (vi) a requirement that you report to a corporate officer or an employee instead of reporting directly to the Board (or its ultimate parent operating company board in the event of a Change in Control); provided, that the foregoing events shall not be deemed to constitute Good Reason unless you shall have notified the Board (or the ultimate board, as the case may be) in writing of the occurrence of such event(s) within sixty (60) days of such occurrence (or if on or following a Change in Control, within ninety (90) days) and the Board (or the ultimate board, as the case may be) shall have failed to have cured or remedied such event(s) within thirty (30) business days of its receipt of such written notice and termination occurs within one hundred (100) days of the event (or if on or following a Change in Control, within one hundred and eighty (180) days).
(10) “Limited Automatic Extension” shall mean that either (i) a Change in Control has occurred on or after January 1, 2011 or (ii) an Open In Contemplation Event exists on December 31, 2012.
(11) “Open In Contemplation Event” shall mean a CIC Agreement has been entered into but neither the related Change in Control event has occurred nor the obligations to close the Change in Control under the CIC Agreement have been terminated.
(12) “Post-Employment Health Coverage” shall mean you (including on behalf of your current spouse and any current children that would be eligible dependents if you were an active employee) are entitled to continue to participate in the Company’s health plans for your life following a termination of your employment, subject to the following terms and conditions:
(a)	you pay the “full cost” of coverage for you and any eligible dependents, which is expected to be the COBRA premium (as adjusted for secondary status to Medicare after you attain age sixty-five (65));

(b)	you shall no longer be eligible for the coverage hereunder if you commence employment with another employer that has a medical plan for which you are eligible under the general terms of the plan;

(c)	upon your attainment of age sixty-five (65), this coverage shall only be available if you are unable to obtain a Medicare Gap policy (or to the extent necessary to cover your current spouse while you are married to him and he is unable to obtain a Medicare Gap policy and your current children who would be eligible for coverage under the plan if you were an active employee if they do not have other coverage); and

(d)	upon your death, either prior to or after your coverage under this arrangement commences, your current spouse if you are married to him at the time of your death (if he does not then have other coverage or the ability to obtain a Medicare Gap policy) and your children who are eligible dependents at the time of your death (if they do not then have other coverage) shall have the right to this coverage respectively, for life in the case of your spouse and while they are eligible dependents in the case of your children, subject to the same conditions as above, but no coverage shall be provided for any future spouse or children of your spouse or any children or spouse of your children.
(13) “Pro Rata Treatment of the Inducement Option” shall mean vesting of a portion of the Inducement Option based on the actual stock prices in the period through December 31, 2012,

with each tranche not vested as of the date of termination of employment multiplied by a fraction, the numerator of which is the sum of the number of full months of employment under this Agreement (with January 2009 considered a full month) plus twelve (12), but in no event greater than forty-eight (48), and the denominator of which is forty-eight (48) months. Each vested tranche (whether vested before or after termination) shall remain exercisable during the applicable Exercise Period.
(14) “Pro Rata Bonus” shall mean your annual bonus for the year of termination, if any, awarded by the Compensation Committee based on such year’s performance and the applicable criteria, if any, multiplied by a fraction, the numerator of which is the number of days you were employed during the year and the denominator of which is 365. The Pro Rata Bonus will be paid in the following calendar year when you would have received it if you had continued employment (subject to any bonus or other plan adopted by the Compensation Committee).
(15) “Prior Year Bonus” shall mean your actual bonus for the year prior to the year of termination, if any, awarded by the Compensation Committee based on such year’s performance and the applicable criteria, if any. Notwithstanding the foregoing, if your employment is terminated on December 31 of any year, such year shall be deemed completed and to be the year prior to the year of termination for purposes of this definition. The Prior Year Bonus will be paid in the calendar year of termination when you would have received it if you had continued employment (subject to any bonus or other plan adopted by the Compensation Committee).
(16) “Section 409A” shall mean Section 409A of the Code and the regulations and guidance promulgated thereunder.

EXHIBIT A
FORM OF RELEASE AGREEMENT
     This letter agreement (this “Agreement”) will confirm our understanding with regard to your termination of employment with Yahoo! Inc. (“Yahoo!” or the “Company”).
     1. Separation. Your last day of work with the Company and your employment termination date [will be][was] [Date] (the “Separation Date”). To the extent you have not previously done so as of the Separation Date, you hereby resign from your position as the Chief Executive Officer of the Company and from any and all offices you have with the Company’s subsidiaries and/or affiliates, including the Company’s Board of Directors or any fiduciary or other committee with respect to any benefit plan of the Company or any of the Company’s subsidiaries and/or affiliates. You shall execute such additional documents as requested by the Company to evidence the foregoing. After the Separation Date, you shall not represent yourself as being an officer, director or employee of the Company or a fiduciary of any such benefit plan for any purpose.
     2. Accrued Amounts. Yahoo! will pay you all Accrued Amounts (as defined in your employment offer letter with the Company, dated as of January 13, 2009 (the “Offer Letter”) in accordance with the Offer Letter, subject to payroll deductions and required withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement. With respect to reimbursement for business expenses incurred prior to termination of your employment, you agree that, within thirty (30) days following the Separation Date, you will submit your final expense reimbursement statement and required documentation reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. For a copy of the Yahoo! expense form, please email payroll-operations@yahoo-inc.com. You should submit completed expense reports and receipts to the Expense Report Department at Yahoo!, 701 First Avenue, Sunnyvale, California 94089.
     3. Severance Payments and Benefits. If you sign this Agreement, which contains a release of claims (See paragraphs titled “Release of Claims” and “Release of Unknown Claims”), return this Agreement to Yahoo! Human Resources by the deadline specified in this Agreement and comply with its terms (collectively, “Agreement Eligibility Requirements”), then as part of this Agreement, Yahoo! will pay you severance payments and benefits in accordance with, and at such times specified in, Section 6 of the Offer Letter.
     4. [To the extent applicable: Obligations. Prior to your Separation Date, you shall devote your full business efforts and time to Yahoo! (other than taking reasonable time off in order to conduct a job search) and you agree that you will not engage in any activities that are in violation of Yahoo!’s Code of Ethics.]
     5. Tax Matters.
          (a) Withholding. Yahoo! will withhold required federal, state and local taxes from any and all payments contemplated by this Agreement.

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          (b) Responsibility for Taxes. Other than Yahoo!’s obligation and right to withhold federal, state and local taxes and to pay the employer portion of FICA and FUTA, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including, but not limited to, those imposed under Internal Revenue Code Section 409A).
     6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any benefit, the right to which has vested, under the express terms of a written benefit plan of the Company.
     7. Invention and Assignment to Yahoo!. You agree to perform promptly, all acts deemed necessary or desirable by Yahoo! to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in all intellectual property assigned to Yahoo! pursuant to your Employee Confidentiality and Assignment of Inventions Agreement(s) or similar agreement(s) including, but not limited to, disclosing information, executing documents and providing reasonable assistance or cooperation in legal proceedings.
     8. Return of Company Property. By the Separation Date or earlier if requested by Yahoo!, you agree to return to Yahoo! all hard copy and electronic documents (and all copies thereof) and other property belonging to Yahoo!, its subsidiaries and/or affiliates that you have had in your possession at any time, including, but not limited to, files, notes, notebooks, correspondence, memoranda, agreements, drawings, records, business plans, forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, PDAs, pagers, telephones, credit cards, entry cards, identification badges and keys), and any materials of any kind that contain or embody any proprietary or confidential information of the Company, its subsidiaries or affiliates (and all reproductions thereof in whole or in part). If you discover after the Separation Date that you have retained any proprietary or confidential information (including, but not limited to, proprietary or confidential information contained in any electronic documents or e-mail systems in your possession or control), you agree immediately upon discovery to send an email to IPQuestionsSeparations@yahoo-inc.com and inform Yahoo! of the nature and location of the proprietary or confidential information that you have retained so that Yahoo! may arrange to remove, recover, and/or collect such information.
     9. Proprietary Information Obligations. You acknowledge your continuing obligations under your Employee Confidentiality and Assignment of Inventions Agreement(s), the Offer Letter or any other agreement(s) signed thereafter containing restrictive covenants (collectively “NDAs”), including your obligation not to use or disclose any confidential or proprietary information of the Company, its subsidiaries or affiliated entities, not to solicit Yahoo! employees and, to the extent permitted by applicable law, not to solicit customers and not to compete with the Company, its subsidiaries or affiliated entities while you are employed, as specified in your NDAs. If you would like a copy of your signed NDAs, please contact [HRM name] at                                         .

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     10. Release of Claims. In consideration for, and as a condition of the payments and benefits provided to you pursuant to this Agreement, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively “Released Party”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement and which arise out of or are in any way related to your employment or other relationship, or termination of such employment or other relationship, with the Company or any of the Company’s subsidiaries and/or affiliates, including but not limited to: (1) all claims related to your compensation or benefits from the Company, including wages, salary, bonuses, commissions, vacation pay, expense reimbursements (to the extent permitted by applicable law), severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (2) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (3) all tort claims, including without limitation claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (4) all federal, state, and local statutory claims, including without limitation claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions, the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993, and the California Fair Employment and Housing Act (as amended) and similar laws in other jurisdictions; provided, however, that nothing herein shall (i) release the Company from any claims arising from or by reason of any breach by the Company of this Agreement; or (ii) interfere with your rights, if any, to indemnification or director’s and officer’s liability insurance coverage provided to you by any agreement with the Company or any provision or any By-Law of the Company or application of law. To the maximum extent permitted by law, you also promise never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction. If, notwithstanding the above, you are awarded any money or other relief under such a claim, you hereby assign the money or other relief to the Company. Your waiver and release specified in this paragraph do not apply to any rights or claims that may arise after the date you sign this Agreement.
This Agreement includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims.  Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between employer and employee. You have the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency, however, you waive any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on your behalf.
     11. Representations.
          (a) You acknowledge and agree that you have not been denied any rights including, but not limited to, rights to a leave or reinstatement from a leave under the Family and

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Medical Leave Act of 1993, the Uniformed Services Employment and Reemployment Rights Act of 1994, or any similar law of any jurisdiction.
          (b) You acknowledge and agree that the payments and benefits provided under this Agreement: (i) are in full discharge of any and all liabilities and obligations of the Company and/or any of the Company’s subsidiaries and/or affiliates to you, monetarily or otherwise, including but not limited to any and all obligations arising under the Offer Letter and any other alleged written or oral employment or consulting agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company and/or any of the Company’s subsidiaries and/or affiliates; and (ii) exceed any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between you and the Company and/or any of the Company’s subsidiaries and/or affiliates, other than the Offer Letter.
          (c) You acknowledge and agree that by virtue of the foregoing Release, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Agreement. Therefore, you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.
     12. Release of Unknown Claims. You acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims.
     13. ADEA Waiver. You agree that you are voluntarily executing this Agreement and Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for the waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release specified in this paragraph do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you have been advised to consult with an attorney prior to signing this Agreement; (c) you have [twenty-one (21)]1 days from the date that you receive this Agreement to consider this Agreement (although you may choose to sign it any time on or after your Separation Date); (d) you have seven (7) days after you sign this Agreement to revoke it (“Revocation Period”), provided that if the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day; and (e) this Agreement will not be effective until you have returned it to Yahoo!’s Human Resources Department and the Revocation Period has expired (the “Effective Date”).

[1]	45 days, if required by ADEA.

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     14. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of Yahoo!. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of California without regard to the principles of conflicts of law.
     15. No Admission; Rules of Construction.
          (a) This Agreement is not intended, and shall not be construed, as an admission that any Released Party has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.
          (b) Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.
     16. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of copies of an executed document shall be deemed a valid delivery of an executed Agreement.
If this Agreement is acceptable to you, please sign below on or after the Separation Date ([Date]) and return the original to [HR Contact] at 701 First Avenue, Sunnyvale, California 94089 by 5:00 p.m. on the [21st]2 day after your Separation Date.
I wish you good luck in your future endeavors.
Sincerely,

Yahoo! Inc.

By:
[Name]
[Title]

[2]	45th day, if required by ADEA.

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Agreed and voluntarily executed:

Carol Bartz

Date

cc: Personnel File

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